As filed with the Securities and Exchange Commission on May 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Facebook, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-1665019
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Facebook, Inc.

1601 Willow Road

Menlo Park, California 94025

(650) 308-7300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2012 Equity Incentive Plan

2005 Stock Plan

2005 Officers’ Stock Plan

(Full Title of the Plans)

David A. Ebersman

Chief Financial Officer

Facebook, Inc.

1601 Willow Road

Menlo Park, California 94025

(650) 308-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gordon K. Davidson, Esq. Jeffrey R. Vetter, Esq. James D. Evans, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Theodore W. Ullyot, Esq. David W. Kling, Esq. Michael L. Johnson, Esq. Facebook, Inc. 1601 Willow Road Menlo Park, California 94025 (650) 308-7300

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.000006 par value per share
—2012 Equity Incentive Plan	27,331,333(2)	$35.64(8)	$ 974,088,708	$ 111,631
—2005 Stock Plan	517,684,471(3)	—(9)	—	—
—2005 Officers’ Stock Plan	60,000,000(4)	—(9)	—	—
Class B common stock, $0.000006 par value per share
—2005 Stock Plan (Options)	114,505,983(5)	$ 0.96(10)	$ 109,925,744	$ 12,597
—2005 Stock Plan (RSUs)	403,178,488(6)	$35.64(8)	$14,369,281,312	$1,646,720
—2005 Officers’ Stock Plan	60,000,000(7)	$ 0.06(11)	$ 3,600,000	$ 413
TOTAL	1,182,700,275		$15,456,895,764	$1,771,361

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Class A or Class B common stock that become issuable under the Company’s 2012 Equity Incentive Plan (the “2012 Plan”), the Company’s 2005 Stock Plan, as amended (the “2005 Stock Plan”), and the 2005 Officers’ Stock Plan, as amended (the “2005 Officers’ Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s Class A or B common stock.
(2)	Shares of Class A common stock reserved for issuance under the 2012 Plan consist of (a) 25,000,000 shares of Class A common stock reserved for issuance under the 2012 Plan plus (b) 2,331,333 shares of Class A common stock, which is equal to the number of shares of Class B common stock reserved but not issued or subject to outstanding awards under the 2005 Stock Plan. To the extent shares issued under the 2005 Stock Plan are forfeited or repurchased at their original issue price or shares subject to outstanding awards under the 2005 Stock Plan cease to be subject to such awards or are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award, the shares of Class B common stock subject to such awards instead will be available for future issuance as Class A common stock under the 2012 Plan.
(3)	Represents Class A common stock issuable upon conversion of Class B common stock underlying options and restricted stock units outstanding under the 2005 Stock Plan as of May 18, 2012.
(4)	Represents Class A common stock issuable upon conversion of Class B common stock underlying an option outstanding under the 2005 Officers’ Plan as of May 18, 2012.
(5)	Represents shares of Class B common stock reserved for issuance pursuant to outstanding stock option awards under the 2005 Stock Plan as of May 18, 2012.
(6)	Represents shares of Class B common stock reserved for issuance pursuant to restricted stock units outstanding under the 2005 Stock Plan as of May 18, 2012.
(7)	Represents shares of Class B common stock reserved for issuance pursuant to an option outstanding under the 2005 Officers’ Plan as of May 18, 2012.
(8)	Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on May 21, 2012.
(9)	Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.
(10)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The price of $0.96 per share represents the weighted average of the exercise prices for outstanding options as of May 18, 2012 under the 2005 Stock Plan.
(11)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The price of $0.06 per share represents the exercise price of the outstanding option under the 2005 Officer’s Plan.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s prospectus filed on May 18, 2012 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-179287), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)	the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35551) filed with the Commission on May 14, 2012 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

See the description of the Registrant’s Class B common stock contained in the Registrant’s prospectus filed on May 18, 2012 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-179287).

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation that will be in effect at the closing of the Registrant’s initial public offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws that will be in effect at the closing of the Registrant’s initial public offering provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

See also the undertakings set out in response to Item 9 hereof.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation of the Registrant.	S-1	333-179287	3.3	April 23, 2012

4.2	Amended and Restated Bylaws of the Registrant.	S-1	333-179287	3.4	April 23, 2012

4.3	Form of Registrant’s Class A common stock certificate.	S-1	333-179287	4.1	February 8, 2012

4.4	Form of Registrant’s Class B common stock certificate.					X

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Form S-8).					X

99.1	2012 Equity Incentive Plan.	S-1	333-179287	10.4	April 23, 2012

99.2	2005 Stock Plan, as amended, and forms of award agreements.	S-1	333-179287	10.2	February 8, 2012

99.3	2005 Officers’ Stock Plan, and amended and restated, notice of stock option grant and stock option agreement.	S-1	333-179287	10.3	February 8, 2012

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 21st day of May 2012.

FACEBOOK, INC.

/S/ MARK ZUCKERBERG
Mark Zuckerberg
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark Zuckerberg, David A. Ebersman and Theodore W. Ullyot, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MARK ZUCKERBERG Mark Zuckerberg	Chairman and Chief Executive Officer (Principal Executive Officer)	May 21, 2012

/S/ DAVID A. EBERSMAN David A. Ebersman	Chief Financial Officer (Principal Financial Officer)	May 21, 2012

/S/ DAVID M. SPILLANE David M. Spillane	Chief Accounting Officer (Principal Accounting Officer)	May 21, 2012

/S/ MARC L. ANDREESSEN Marc L. Andreessen	Director	May 21, 2012

/S/ ERSKINE B. BOWLES Erskine B. Bowles	Director	May 21, 2012

/S/ JAMES W. BREYER James W. Breyer	Director	May 21, 2012

/S/ DONALD E. GRAHAM Donald E. Graham	Director	May 21, 2012

/S/ REED HASTINGS Reed Hastings	Director	May 21, 2012

/S/ PETER A. THIEL Peter A. Thiel	Director	May 21, 2012

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation of the Registrant.	S-1	333-179287	3.3	April 23, 2012

4.2	Amended and Restated Bylaws of the Registrant.	S-1	333-179287	3.4	April 23, 2012

4.3	Form of Registrant’s Class A common stock certificate.	S-1	333-179287	4.1	February 8, 2012

4.4	Form of Registrant’s Class B common stock certificate.					X

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Form S-8).					X

99.1	2012 Equity Incentive Plan.	S-1	333-179287	10.4	April 23, 2012

99.2	2005 Stock Plan, as amended, and forms of award agreements.	S-1	333-179287	10.2	February 8, 2012

99.3	2005 Officers’ Stock Plan, and amended and restated, notice of stock option grant and stock option agreement.	S-1	333-179287	10.3	February 8, 2012